Exhibit 4.40

SUPPLEMENT TO TRANSITIONAL SERVICES AGREEMENT

This Supplement to Transitional Services Agreement (this “Supplement”), dated as of [November 4], 2020 (the “Date of Execution”), is made by and between:

1.             E-House (China) Enterprise Holdings Limited, formerly known as Shanghai Real Estate Sales (Group) Co., Ltd., with registered office at Room 308, 1st Floor, 1376 Jiangdong Road, Pudong New Area, Shanghai (“E-House”); and

2.             Each of the companies listed in the Appendix attached hereto (individually the “Leju Entity” and collectively the “Leju Entities”).

(Each of E-House and Leju Entities shall be hereinafter referred to individually as a “Party”, and collectively as the “Parties”.)

WHEREAS, the Parties have entered into a Transitional Services Agreement dated March 10, 2014 (the “Transitional Services Agreement”); and

WHEREAS, the Parties agree after discussions to make supplement or amendment to the Transitional Services Agreement based on the actual performance of the Transitional Services Agreement.

NOW, THEREFORE, the Parties agree as follows through friendly negotiations and in accordance with the principles of amicable cooperation and mutual benefit, and intend to be bound hereby:

Article 1                Definition

1.01        Unless otherwise expressly defined in this Supplement and the appendix attached hereto, the terms used in this Supplement shall have the meaning ascribed to it in the Transition Services Agreement.

Article 2                Service Term

2.01        It is agreed by the Parties to amend the “Service Term” defined in Article 1, “Definitions” of the Transition Services Agreement as follows:

Under the Transitional Services Agreement:

“Service Term”, with respect to any of the Services, shall mean the period from the date of public filing until the earliest of (i) the date of termination of such Services by the Recipient pursuant to Section 4.1 hereof, (ii) the date of termination of such Services by the Provider pursuant to Section 4.2 hereof, (iii) the date on which the E-House Member Companies as a whole become holder of less than 20% of the voting rights of the issued and outstanding shares of Leju; and (iv) the date on which E-House ceases to be the largest beneficial owner of Leju based on the issued and outstanding voting shares of Leju held by E-House and other E-House Member Companies as a whole (for the purposes of this subparagraph (iv), the Leju shares purchased by institutional investors in its ordinary course of business shall not be accounted therefor, provided that such purchase is not intended to and will not change or affect the control of Leju.)

It is hereby amended as follows:

“Service Term”, with respect to any of the Services, shall mean the period from the date of public filing until the earliest of (i) the date of termination of such Services by the Recipient pursuant to Section 4.1 hereof, (ii) the date of termination of such Services by the Provider pursuant to Section 4.2 hereof, and (iii) December 31, 2025.

Article 3                Miscellaneous

3.01        In the event of any inconsistency between this Supplement and the Transition Services Agreement, this Supplement shall prevail. Any matter not provided for in this Supplement shall be subject to the provisions of the Transition Services Agreement.

3.02        Each of the Parties shall have the right to make further supplement or agreement to this Supplement.

3.03        No change or amendment to this Supplement shall be effective unless made by the Parties in written agreement.

3.04        This Supplement, upon executed, shall constitute a binding agreement between the Parties. This Supplement may not be assigned by either Party without prior written consent of the other Party.

3.05        This Supplement may be executed in one or more counterparts, each of which will be an original and together constitute one and same agreement.

[No text below, signature to follow]

IN WITNESS WHEREOF, the Parties have caused this Supplement to be executed on the date first above written.

E-House (China) Enterprise Holdings Limited (seal)

/seal/ E-House (China) Enterprise Holdings Limited

Shanghai Sina Leju Information Technology Co., Ltd. (seal)

/seal/ Shanghai Sina Leju Information Technology Co., Ltd.

Beijing Yisheng Leju Information Services Co., Ltd. (seal)

/seal/ Beijing Yisheng Leju Information Services Co., Ltd.

Shanghai Yiyue Information Technology Co., Ltd. (seal)

/seal/ Shanghai Yiyue Information Technology Co., Ltd.

Shanghai Yixin E-commerce Co., Ltd. (seal)

/seal/ Shanghai Yixin E-commerce Co., Ltd.

IN WITNESS WHEREOF, the Parties have caused this Supplement to be executed on the date first above written.

Beijing Maiteng Fengshun Technology Co., Ltd. (seal)

/seal/ Beijing Maiteng Fengshun Technology Co., Ltd.

Beijing Jiajujiu E-commerce Co., Ltd. (seal)

/seal/ Beijing Jiajujiu E-commerce Co., Ltd.

E-House Chenxin Real Estate Brokerage (Shanghai) Co., Ltd. (seal)

/seal/ E-House Chenxin Real Estate Brokerage (Shanghai) Co., Ltd.

Appendix — List of Leju Entities

1.             Shanghai Sina Leju Information Technology Co., Ltd.

2.             Beijing Yisheng Leju Information Services Co,, Ltd.

3.             Shanghai Yiyue Information Technology Co., Ltd.

4.             Shanghai Yixin E-commerce Co., Ltd.

5.             Beijing Maiteng Fengshun Technology Co., Ltd.

6.             Beijing Jiajujiu E-commerce Co., Ltd.

7.             E-House Chenxin Real Estate Brokerage (Shanghai) Co., Ltd.